DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

November 1, 2007

7:30 a.m. CT

Regina: Good day everyone and welcome to today's DENTSPLY International third quarter 2007 earnings release conference call. As a reminder, today's conference is being recorded.

For opening remarks and introductions, I would now like to turn the conference over to Mr. Bret Wise, Chairman and Chief Executive Officer. Please go ahead, sir.

Bret Wise: OK, thank you, Regina, and good morning everyone. Thank you for joining us for our third quarter earnings conference call. This is Bret Wise, Chairman and CEO, and also with us today are Chris Clark, our Executive Vice President and Chief Operating Officer, and Bill Jellison, our Senior Vice President and Chief Financial Officer.

I'd like to begin the call today with some brief overview comments regarding our performance in the third quarter and also update you on a few strategic matters. Chris Clark is then going to give you an update on our new product introductions and our pipeline, and Bill Jellison will then provide a more detailed discussion of the financial performance and the financial statements included in the release.

And of course, following our formal remarks, we'll be glad to answer any questions that you may have.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

Before we get started, it's important to note that this conference call may include forward-looking statements involving risks and uncertainties and these should be considered in conjunction with the risk factors and the uncertainties described in the Company's most recent annual report on Form 10-K, our subsequent periodic reports on Form 10-Q, our press releases, and our conference call transcripts, all of which will be filed with the SEC.

This conference call in its entirety will be part of an 8-K filing that will be available on our Web site, either later this week or early next week. So by now, each of you should have received our third quarter earnings release announcement that was released after the market closed last night. If for some reason you haven't received that, it is available on our Web site.

We're pleased to report record sales and earnings for the third quarter. Reported sales for the quarter were $488.1 million, which is a 12.0 percent increase compared to the 2006 quarter. Excluding precious metal contents, sales were $445.3 million, which is a 12.8 percent increase compared to the 2006 quarter.

The increase in sales Ex precious metals of 12.8 percent was comprised of internal organic growth of 6.0 percent. Acquisitions added 2.9 percent and foreign exchange added 3.9 percent. Our internal growth rate for the third quarter was led by all three of our specialty businesses, which grew double-digits.

Implant, once again, led the way with worldwide internal growth rate of approximately 20 percent and during the third quarter, we also saw continued improvement in our prosthetics (or lab) business, particularly in the United States, building on the momentum that we had experienced in the second quarter of this year.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

The geographic breakdown of the internal growth in the quarter, excluding precious metals, was the U.S. with 3.2 percent, Europe was 7.2 percent, and the rest of the world category was 10.4 percent. Overall, we're very pleased with what continues to be growth above that of the global dental market in most of the categories in which we compete.

In the U.S., we saw continuation of our strong growth trend in implants, building on what we had experienced throughout this year. Orthodontics also continues with double-digit growth in the region. And, of course, as I mentioned earlier, the lab business also picked up very nicely for the U.S. market.

In the consumables category, you'll recall that late September, 2006, we had announced our strategic partnership with our key distributors in the United States. This partnership initiative included a significant reduction in the number of dealers in the U.S. carrying our products.

To date, we remain very pleased with how the implementation has gone and although it has dampened our growth in these categories in the U.S. this year, we view it as a very important investment in the future. You may recall that at the time of the announcement last year, we allowed our discontinued dealers to both buy ahead of our October 1price increase and also permitted them to buy 60 days of inventory in the fourth quarter of 2006.

Accordingly, we would have expected them to have had inventory to carry them through the first quarter of 2007 and possibly into the second quarter of 2007.

So from our perspective, of course, this means that the initiative will anniversary in the fourth quarter this year and we believe we'll begin to see acceleration of growth in this consumable category in the U.S. this quarter, meaning the fourth quarter of 2007, and then extending into 2008.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

In Europe, we continue to experience rapid growth with internal growth for the quarter at 7.2 percent, consistent with the very strong performance we've turned in over the entire year. Overall, we had a very strong performance in the quarter in all three of our specialty areas including implants, orthodontics, and endodontics.

In the rest of the world category, we continued to see high demand levels for our products in most regions and experienced double-digit growth in Asia-Pacific, Latin America, Canada, the Middle East, Australia, and mid single-digit growth in Japan. One of our key initiatives is to fully leverage the investments that we've made in, and the resulting strength of, our global platform.

We've seen results accelerate in many markets as our business has fully leveraged that platform, and in addition we're experiencing very good results in developing markets despite having implemented stronger processes earlier this year to reduce the risk that our products could be gray marketed back into the developed markets, particularly the United States and Europe.

From an earnings perspective, we generated 42 cents per diluted share in the quarter, which was up 35 percent on a pure GAAP reporting basis. On a non-GAAP reporting basis, which excludes tax adjustments, restructuring, and other costs, we generated 39 cents per diluted share in the third quarter compared to 33 cents last year on that same non-GAAP basis or an 18.7 percent improvement year-over-year.

On the same non-GAAP basis, operating margins were 19.6 percent in the third quarter this year, which is virtually the same as last year. I view this positively as the recent acquisitions probably negatively impacted the overall operating margin by 20 to 30 basis points in the third quarter.

We should improve on that as we integrate the acquisitions and begin to realize the sales and marketing and, of course, the cost synergies coming forth from those acquisitions. And as

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

promised, throughout this year, we would expect to begin to see some improvement in operating margin in the fourth quarter of this year and extending into 2008.

Before covering the outlook, I'd like to comment just a moment on our business development activities this year. To date, in 2007, we have completed five acquisitions, three in the second quarter and two this quarter.

Most of these transactions were for small companies, however, they are still very meaningful to us as they provide us with cost and product synergies, new technology platforms, or sales and marketing reach, which will improve our ability to fully serve the global dental market.

The Sultan acquisition, of course, was a larger transaction and was completed in the third quarter. We're working very closely with the Sultan management team to maximize the market reach for Sultan and finding ways that we can improve both Organizations. To date, we're very early in that process, but we have found that the transaction has very solid upside potential.

In total this year, we've deployed approximately $100 million in capital for all five acquisitions and we're encouraged by the additional opportunities we see in the marketplace.

You may recall that our strategy is to grow above market organically and add three to four points of growth per year in acquisitions to achieve double-digit overall growth over the long term. And given our experience this year and a view towards the pipeline, we view that as a reasonable expectation moving forward.

Looking at the remainder of this year, the outlook remains very positive for reaching our full-year objectives. You may recall that at the end of the second quarter, we raised our internal growth target range to six to seven percent for this year and that was up from our earlier guidance of five to six percent.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

And we also commented at that time that we expected sales towards the lower end of that range in the third quarter and the upper end in the fourth quarter. The third quarter came in very close to our expectations and we can reaffirm our expectations for the full year at six to seven percent organic growth, and we would expect to be towards the upper end of range in the fourth quarter.

Likewise, we came in a little stronger on the earnings side than we had expected in the third quarter and are increasing our full-year earnings per share guidance to $1.62 to $1.66 per diluted share and that's up from our earlier guidance of $1.60 to $1.64 per diluted share, and again, that's on the non-GAAP basis excluding tax adjustments and the restructuring and other cost line items. This reflects earnings per share growth, excluding these items, in the mid-to-high teens for the full year. Consistent with our practice, we'll provide you with guidance on 2008 when we announce our full-year results for 2007, which will likely be scheduled in early February of next year.

So that concludes my comments and I'd like to now turn the call over to Chris Clark for a review of our new product pipeline. Chris?

Chris Clark: Thank you, Bret, and good morning everyone. Thank you for joining us on our call this morning. I'd like to take a few moments to provide you an update of our innovation efforts and to highlight some of the recent key new product introductions.

In short, we continue to be active on the innovation front, and introduced five new products during the third quarter, which brings our total for the year to 26. I'd like to highlight, in particular, a few of our recent introductions.

First, at the recent American Dental Association show, our endodontic business launched the GT Series X-Files, using the new breakthrough M-Wire technology. Now this product incorporates

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

intellectual properties that we acquired as part of the Sportswire acquisition last quarter, and it's a nickel titanium rotary endodontic file that has greater resistance of cyclical fatigue and more flexibility than the traditional nickel titanium files. This unique file design improves the cutting efficiency and it simplifies the procedure for dentists. It has received a very positive reaction from the opinion leader network and is the next generation of nickel titanium rotary endodontic instruments.

I'd also like to highlight two recent new products on the consumable side of the business. Lasting Touch is a photo-curable resin-based material that is used to seal and polish a composite restoration. This is the first real liquid polisher that provides faster and easier polishing techniques for the dentist and also delivers a glossy final restoration.

We also introduced Aquasil B4, which is an adjunct to our very successful Aquasil line of impression materials. B4 is a wetting agent that the dentist uses before taking the impression that minimizes voids and bubbles, and yields an even more accurate impression. This product is particularly helpful in difficult clinical cases and provides the dentist greater comfort that their impression is accurate regardless of the complexity of the case. Customer reaction to both Lasting Touch and B4 has been extremely positive, as well.

Looking ahead, we have several significant new product introductions in the pipeline, including new products for two of our businesses that arise from our relationship with Materialise Dental, and overall we continue to be very encouraged by the progress of our innovation efforts.

I'd now like to turn the call over to Bill Jellison, our Chief Financial Officer, to review the financial results for the quarter in more detail. Bill?

Bill Jellison: Good morning, everyone. As Bret mentioned, net sales for the third quarter of 2007 increased by 12 percent in total and increased by 12.8 percent excluding precious metals. The

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

sales increase ex precious metals for the quarter included a six percent increase from internal growth, 2.9 percent from acquisitions, and a 3.9 percent increase from foreign exchange translation.

The geographic mix of sales ex precious metals in the third quarter of 2007 included the U.S. at 43.4 percent, Europe and CIS represented 35.3 percent this year, and the rest of the world was 21.2 percent of sales. The stronger euro this year compared to last year, not only benefited sales growth, but also had a slight positive impact on earnings.

Gross margins as a percent of sales ex precious metals in the third quarter were 56.8 percent compared to 57.2 percent in the third quarter of 2006. Margin rates were impacted in the quarter by lower margins in recently completed acquisitions and from negative purchase price variances occurring from the weakness in the dollar.

These exchange rate purchase price variances for DENTSPLY typically move in the opposite direction from earnings translation movements and it is also why we are typically impacted more on the top line than we are on the bottom line from exchange movements.

SG&A expenses were $165.7 million in the third quarter and increased 11.6 percent versus prior year, reflecting the negative impact of a weak dollar and expenses associated with recent acquisitions. Expenses as a percent of sales improved in the period, representing 37.2 percent of sales ex precious metals in the third quarter of 2007 versus 37.6 percent in last year's third quarter. We expect this leverage improvement to continue in the fourth quarter as we continue to benefit from our improving sales.

Operating margins for the quarter were 16.9 percent compared to 18 percent in the third quarter of last year. Operating margins based on sales, excluding precious metals, were 18.5 percent compared to 19.9 percent last year in the same period.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

On a non-GAAP basis, excluding restructurings and other costs, operating margins based on sales, excluding precious metals, for comparative purposes, were 19.6 percent in both the third quarter of 2007 and 2006. As we look forward, we expect operating margins, based on sales excluding precious metals, excluding restructuring and other costs, to be flat to slightly favorable for the full year when compared to 2006, including the impact from acquisitions which depressed the ratio slightly.

Net interest and other expense in the third quarter was .7 million, which is an increase in expense of .7 million compared to last year's third quarter. Net interest expense increased by $1.1 million in the quarter, and other expenses decreased by $0.4 million. The increase in interest expenses is associated with the recently completed acquisitions and stock buybacks to date.

The corporate tax rate in the quarter was 19.7 percent compared to 37 percent in the third quarter of 2006. The year-to-date operational tax rate, excluding restructuring and other costs as well as tax related adjustments, is 30.4 percent.

A favorable tax-related adjustment of $7.8 million occurred in the third quarter. This adjustment resulted primarily from the deferred tax impact of a German tax rate change which becomes effective January 1, 2008. This change reduces Germany's overall corporate tax rate to roughly 30 percent from approximately 39 percent currently.

We are also expecting a future operational tax benefit beginning in 2008 from both this change and a global business project which is currently underway. Net income in the third quarter of 2007 was $65.7 million or 42 cents per diluted share compared to $49.4 million or 31 cents per diluted share in the third quarter of 2006.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

Earnings, excluding restructuring and other costs, and income tax related adjustments, which constitute a non-GAAP measure, were $61 million or 39 cents per share in 2007 compared to $52.2 million or 33 cents per diluted share in the third quarter of 2006. This represents an 18.7 percent increase in earnings per diluted share on an adjusted non-GAAP basis for the third quarter of 2007.

Acquisitions, including Sultan Healthcare, added nearly three percent to growth in the third quarter and were neutral to earnings for the third quarter. We expect these acquisitions to also be neutral to earnings in the fourth quarter and slightly accretive in 2008. Cash flow from operating activities was $102 million in the third quarter of 2007, compared to $67 million in the same period last year. This represents an increase of 52 percent compared to last year's third quarter. Year-to-date operating cash flow is $257 million or 61 percent higher than the $159 million in the same period last year. The first quarter of 2006, however, included $23 million of cash outflow for the tax payment associated with the repatriation of foreign earnings made in the fourth quarter of 2005. Adjusting for this cash outflow in 2006, operating cash flow would still have increased by 41 percent year-to-date. Capital expenditures were $38 million year-to-date with depreciation and amortization of $37 million in the period.

Inventory days were 106 at the end of the third quarter of 2007 compared to 98 days at the end of the third quarter last year, and 96 days at the end of 2006. Inventory was built to increase stock of implant and orthodontic products to meet the increasing demand. Also, approximately four of the days related to the impact of the weakening dollar. We currently expect inventory levels to improve to 95 to 100 days by year end. Receivable days were 60 days at the end of the third quarter in 2007 compared to 61 days at the end of the third quarter of 2006.

At the end of the third quarter of 2007, we had $260 million in cash and short-term investments. Total debt was $503 million at the end of the third quarter.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

DENTSPLY has repurchased 2.5 million shares for $88 million at an average price of $35.49, so far in 2007. Based on the Company's current authorization to maintain up to 14 million shares of treasury stock, we still have approximately 2.5 million shares available for repurchase.

Finally, as Bret noted, we are increasing our full-year earnings guidance to $1.62 to $1.66 per diluted share, excluding income tax-related adjustments, and restructuring and other costs.

That concludes our prepared remarks. Thanks for your support and we'd be glad to answer any questions you may have at this time.

Regina (Operator): Thank you. If you would like to ask a question, please signal us by pressing the star key followed by the digit one on your touch-tone telephone. If you are joining using a speakerphone, please make sure your mute function is turned off to allow your signal to reach us. Once again, that is star one for questions.

Our first question will come from Jon Wood with Bank of America Securities.

Brandon Couillard: Thanks. This is Brandon Couillard in for Jon. Any economic related impact to your specialty business? Is that something that worries you?

Bret Wise: Well, Brandon, good morning and that's a good question. There has been a lot of dialogue about this recently, particularly as it relates to the implant market. I think if you look at dentistry, it's not immune to economic conditions, although it's somewhat resistant to economic conditions and so for most of our products, they might move slightly with the economy, but not a lot. In the very specialized area, meaning the highly esthetic products, or perhaps implants, which has been the focus of a lot of discussion recently in this area, those are expensive procedures. Many times they are not reimbursed, so they come out of your discretionary income and I would think that

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

they would be somewhat subject to economic swings or more subject than perhaps our consumable category.

We haven't seen a big impact so far from the dialogue about the potential for a recession in the United States for instance on our implant business, and in fact, our implant business in the United States is growing rapidly. But again, we're probably not the best proxy to measure that because we have a small implant business here with a lot of sales and marketing resources, so we would expect it to grow above market. So I think there's an element of that, but I don't think it's an overriding consideration, particularly for a business like ours that is very diverse with respect to product categories and geographic regions. Typically, when we see one product or one category under-perform or one region under-perform, we generally have another region that outperforms and counteracts it.

Brandon Couillard: Great, thanks. And did you take a price increase at the beginning of October and, if so, what proportion of the products in the portfolio was raised?

Bret Wise: We do price increases throughout the year, but we have a concentration of products where we raised prices October 1, most notably, all the consumable categories in the United States that go through distribution. We raise those prices October 1 annually and just last year, we got most of the businesses to October 1, so that we can have a consistent trend year-over-year. So yes, we do price increases on October 1.

Brandon Couillard: Great, thanks.

Regina: Thank you. Our next question will come from Steven Postal with Lehman Brothers.

Steven Postal: Thanks and good morning.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

Bret Wise: Good morning, Steven.

Steven Postal: I apologize if you already mentioned this, but can you go through the dollar amount impact from the inventory step up and intangibles and amortization from Sultan?

Bill Jellison: Yes, we didn't break down the exact amount of it. Actually it was less than what we were originally expecting and that's why we said our impact from the Sultan acquisition in the aggregate was really neutral to earnings in the third quarter.

Steven Postal: OK. And then, I think Bret mentioned it was a 30 basis points margin impact?

Bret Wise: Yes, the comment I had made earlier, Steven, was that the impact on our overall operating margin in the third quarter from acquisitions was a negative 20 to 30 basis points.

Steven Postal: OK. A question on your U.S. trends. It sounds to me like you believe you're still being impacted by some of the changes you made last year in the distribution program. Can you maybe elaborate in terms of what may be going on there? Is the gray market impacting that organic growth number? And can you just clarify where you are anticipating growth in the U.S. business in the short term?

Chris Clark: Steven, it's Chris. In short, given the fact that we discontinued over 200 dealers, we knew we were going to have a headwind for most of the first year that we introduced. We're coming up on that anniversary obviously. We continue to believe that we're making significant progress in terms of converting customers to our continuing distributor network. At this point, we believe we have maintained the majority of the at-risk customers and we're working real closely with the continuing dealers in a level of partnership that we never had with them before.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

In terms of gray market, we commented on that, in particular, in the previous call, and that continues to be a key issue and a key focus area for us. We're continuing to put a lot of resources against that and I think we're making some progress.

The focus really is broad on our end. It includes not only pricing, but also packaging, labeling and branding solutions. As well, we're working very closely to monitor particular international dealers that we have concerns about, and I mentioned on the call last quarter three international distributors we discontinued in the second quarter. This quarter, as well, we discontinued additional dealers that had been set up to supply Israel, Tunisia, Algeria and Morocco, that in fact, we were concerned were engaging in gray market activities far beyond those countries. So again, that's one that we continue to put resources on. It continues to be something we're focused on, but I think we're making some progress against it.

Steven Postal: OK, thanks a lot.

Regina: Next with Baird, we will hear from Jeff Johnson.

Jeff Johnson: Good morning. I just wondered if you could update us, Bret, on the training level or the cross-training level of the endodontic and implant guides. I think we were close to 70 percent as of your analyst meeting. Is that still moving up and was dental implant growth this quarter in the U.S. again approaching that 20 percent or north of that 20 percent number we saw in Q2?

Bret Wise: Sure, I'll give you an update on that, and for those that aren't completely familiar with this, at the beginning of this year, we merged our implant and endodontics sales forces in the U.S. to bring forth to the market kind of a value package that allowed us to serve what we call the full life cycle of tooth out of one sales bag, endodontically treating a tooth or doing an implant when it's required.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

It encompassed a significant training effort and investment of funds to bring the endodontic sales force up to the level of training necessary to do implant sales and likewise, to bring the implant sales force up to the level of training necessary to do endodontics sales, which is rotary endodontics. It's kind of like surgery. That progress has gone very well. As you mentioned, in mid-September we were at 70 percent proficiency. It's picked up a bit since then and we're getting to the point where we need some very specific training for some specific folks, but not nearly the broad based training that we had to encompass this year. So I think it's gone very well. Implant growth in the U.S. was over 20 percent in the quarter again, which we view as favorable given some of the benchmarks we get from other implant companies in this market. And again, we view that initiative very positively and on track to accomplish the objectives that we set forth about a year ago when we implemented it.

Jeff Johnson: Great. And then as we look into the fourth quarter, Bret, obviously a lot of moving parts with the anniversary of the distributor reorganization as you talked about. But, with moving all of the price increases to October 1 until presumably a little bit bigger, maybe buy in this year at the end of Q3 as opposed to prior years, I just want to make sure I'm hearing you correctly, that Q4, we should see a tick up in organic growth in the U.S.?

Bret Wise: Yes. And the movement of the price increases was actually last year. Last year, we moved the last large division to October 1 and we did it at the same time we implemented that strategic partnership with our key dealers in the U.S. We had our key dealers buying ahead of that price increase last year and the discontinued dealers buying ahead of that price increase last year. I think the message I wanted to send this morning was that it will anniversary in the fourth quarter, so in the fourth quarter last year, the discontinued dealers could only buy two months of inventory. So, we should begin to see an up-tick in internal growth coming from a comparison issue there, as well as our better execution on the partnership with our dealers this year. But the price increase issue was the same year-over-year this year. They were October 1 last year and they're October 1 this year.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

Jeff Johnson: OK, great. My misunderstanding, thanks for the clarity. Bill, I guess the last couple of questions are for you. The '08 tax rate you alluded to, should we be thinking 50 basis points, 100 basis points year-over-year decline in '08? Is that fair or is that going to be too big?

Bill Jellison: We haven't given any kind of outlook on that tax rate at this point, Jeff. I think we are absolutely targeting to continue to make some improvements in that area, both because of the German tax change, as well as the global project that we're working on. I think we'll talk more specifically on that when we really give guidance for next year.

Jeff Johnson: Fair enough. If I heard your comments though correctly, bias could be to the downside?

Bill Jellison: I wouldn't expect that it would be higher than this year. That's a true statement.

Jeff Johnson: OK, fair enough. The deals you've done, five deals thus far, the corporate goals, you guys talked about five to six percent internal growth, four to five percent acquisition growth, and then EPS growth, maybe a couple of points above that. Of those five deals that have been done this year, are they sizable enough to get you into that corporate goal range?

Bret Wise: I think the five transactions we did this year were meaningful and important to us and as I mentioned, they contributed about three percent growth to the third quarter. So that can accelerate a little bit going forward because at least one of those acquisitions was a pure technology play, and so we would expect it to start to contribute going forward. I think what I'd emphasize is we believe we can get to those goals, but we're not done yet. We're continuing to work on this. We would expect more acquisition activity, perhaps this year. But, it’s hard to nail down the timing with just a couple of months left in the year. Going into 2008, we would expect more acquisition growth. And we're encouraged by both what we see in the marketplace and our ability to execute on it. So we view that goal as a reasonable expectation at this point.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

Jeff Johnson: All right, that's all I've got, guys. Thanks much.

Bret Wise: Great, thanks, Jeff.

Regina: Our next question will come from Anthony Ostrea with JMP Securities.

Anthony Ostrea: Hi, good morning, guys.

Bret Wise: Good morning.

Bill Jellison: Good morning, Anthony.

Anthony Ostrea: Maybe just thinking back on the acquisition pipeline question earlier. Bret, it seems like you, at least for this quarter or this conference call, you sound a little more forceful or optimistic about being able to secure or to do much more deals than in the past.

Can you quantify those comments, maybe give us more color on how big that pipeline is right now, either in terms of the number of companies you're looking at, maybe a dollar amount or a timing perhaps?

Bret Wise: That's always hard to do, and I'd really rather not do that. What I would say at this point is that we added resources to our business development group at the beginning of this year and throughout this year, we've been much more focused on networking and targeting companies that we think would contribute to our growth, our global reach, our technology base, et cetera. And we've been encouraged by the number of companies that make it through that screen. Executing on transactions, of course, always requires a lot of investment and time. You've got to make sure the culture of the two companies are right and that the synergy expectations are reasonable.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

And, I guess my message today was that now having spent nine or ten months on this area, after having put more resources towards this area of our business, we're encouraged by what we see. So we would expect that we would continue to be acquisitive going forward. At the investor meeting in mid-September in New York, we stated that our target is to reinvest about 75 percent of our cash flow in growth, which of course includes acquisitions as a major component of that. And so that's our target and we think it's a reasonable expectation.

Anthony Ostrea: OK. And then in terms of acquisitions and the impact on the margins, I know you said it was a 20 to 30 basis point impact this quarter. In which quarter might we see the impact of those acquisitions becoming neutral, so to speak?

Bill Jellison: Well, first off, Anthony, the impact from the acquisitions is totally dependent upon the type of acquisition that it is, the business that it's in, and also what kind of margin levels that it's had.

Keep in mind, for example, when we acquired Sultan Healthcare, which was obviously the largest acquisition that we did this year, we stated that about two-thirds of the products that they currently sell are actually manufactured outside of Sultan. So obviously we'd expect, and you should expect, that the margins on that business would be less than they would be on average for DENTSPLY. That does not mean that other typical acquisitions that we would be doing may be not only at, but may be above the overall margin rates that we have for an organization. I think, on average, we would expect that acquisitions, other than probably in the first quarter of when inventory step up would occur, would typically be not only accretive for us moving forward, but should at least be at the same margin rate levels that we have as an organization.

Bret Wise: I would expand on that, Anthony, just by saying it takes a while to get the synergies, both in terms of growing the acquired business and finding the ways that you can share resources to make both businesses stronger. It takes a while, but we're still at the infancy of that and as we noted in our comments earlier, we would expect operating margin expansion for the whole business to start in the fourth quarter.

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Moderator: Bret Wise

11-01-07/7:30 a.m. CT

Confirmation # 6349635

Anthony Ostrea: OK. You mentioned that for Sultan, two-thirds of products are being manufactured outside of Sultan. Are there plans right now to bring that in-house?

Bret Wise: In the dental industry, we find in many instances that outsourcing production is actually a favorable strategy. It's a useful strategy, particularly if the installed base of equipment is already there. So there may be occasions where we want to in-source some of that manufacturing, but I would not characterize that as the main strategic element to use when we integrate Sultan. I think their supplier base is a very good supplier base and they've served the Company well, and we would expect that would largely continue.

Anthony Ostrea: And two last questions, one on FX. If I heard you correctly, Bill, I think you said that the impact of FX in the quarter on margins was minimal. Can you just clarify that, and if rates actually turn against you on the top line, can you comment on the impact that has on the margin?

Bill Jellison: Sure. The comment that I made there, Anthony, was really that we get full impact of FX translation on the top line, but we've typically stated in the past, as well too, that we don't get that same level of impact on the bottom side because we've got more natural hedges in the business as far as where we're producing products and how that's going back and forth. So in this case, while the dollar is weak, we actually get favorable translation benefiting us, but on the operating margin side, we're actually purchasing in a few additional products, especially from the European market, out of our Swiss locations and German locations that actually have a negative impact as far as FX is concerned through our purchase price variances in our gross margin areas. But, right now, netting both the translation and the impact from the PPV side of the equation off, we're still getting a slightly favorable bottom line impact from FX today.

Anthony Ostrea: OK. And then last question just on your specialty products. I think you broke out ortho and implants in the U.S. Can you just comment on endo in the U.S.?

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Bret Wise: Sure. Endo I would characterize as a more mature market in the U.S. compared to the implants and orthodontics and I think our comment was that in the U.S. market, both implants and orthodontics grew double-digit and we didn't comment on endo.

Anthony Ostrea: OK, great. Thank you.

Regina: Our next question will come from Greg Halter with Great Lakes Review.

Greg Halter: Good morning, guys.

Group: Good morning, Greg.

Greg Halter: You mentioned that there has been five acquisitions so far in 2007. I know you've talked about four of them. Can you briefly discuss the fifth one?

Bret Wise: Sure. It was a small acquisition of an implant distribution business in Europe, so we didn't comment on it because it was a small transaction and a small company, but still important to the area or the region of Europe that we were targeting. That was the nature of it. I would characterize it this year as we've done four small transactions and then the larger transaction in Sultan.

Greg Halter: OK. And on capital spending, do you have your thoughts there for 2007 and maybe a look into '08 as well?

Bill Jellison: Sure. From 2007's perspective you can see kind of how we've run on a year-to-date basis. We're around $37, $38 million. I think that we'll be a little bit stronger on a run rate in the fourth quarter than we were for the first three months. Our expectation is that we'll be approximately in

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the $60 million range in total for this year. Our expectations moving forward in the next year should be more consistent with the growth levels off of that number for our expected internal growth.

Greg Halter: OK. And with your net debt, I think around only 14 percent of total capitalization, and I know you've discussed the acquisition side of things and that's always a timing issue, can you give us your perspective on where you see the Company going relative to the share repurchase, particularly given the 2.5 million shares you still have authorized to maintain up to 14 million?

Bill Jellison: Sure. As we mentioned before, we constantly look at the stock buyback side. We also obviously take into account things that are taking place inside of the Organization and also where our acquisition pipeline is. As I mentioned, we've got about 2.5 million shares still available under our authorization level. I would expect, moving forward, even with both acquisitions and the debt-to-cap position that we've got as an Organization, that we'd be repurchasing some additional shares.

Greg Halter: OK. And one last question. Do you have any target area where you think either debt to EBITDA or debt to cap should be?

Bill Jellison: We obviously have some overall guidelines within the Company. I think from a perspective of looking at whether we would be doing buybacks along with some of our other activities on the acquisition front, I'd say that if we're at or below that 25 percent debt-to-cap level. More than likely, you will see us doing both of those activities and not restricting ourselves to one. I'd say as we're north of the 25 percent debt-to-cap level, there would be additional evaluations taking a look at based on how full our pipeline of acquisitions are.

Greg Halter: OK.

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Bret Wise: I'd elaborate on that just a bit, Greg. I think what we've said is that we want to be a strong investment grade credit. We think of that as a triple B plus credit. We've also said, 35 to 40 debt to cap is a comfortable area for us and that we'd like to keep a leverage ratio at two or below two, if possible. We're comfortable at all those levels, although we'd also stretch for a larger acquisition if it were strategic.

Greg Halter: Great. Thank you very much.

Regina: Our next question will come from Derek Leckow from Barrington Research.

Derek Leckow: Thanks, good morning and congratulations on a great quarter.

Group: Thanks, Derek.

Derek Leckow: I just want to talk about your outlook for operating margin. Obviously with some of the unusual spending that was going on this year to grow your sales forces and to train everybody, I was just wondering what part of that will be non-recurring.

Can you help me understand. Typically you guys have been targeting 50 basis points a year improvement. I guess we'll see a bigger improvement then in 2008?

Bret Wise: You're right. We typically target 30 to 50 basis points per year improvement. We started out this year by saying we were investing in certain areas to accelerate internal growth and we're pleased that's been the outcome. Most of those investments, you need to understand, are in people and resources to support those businesses, so those are ongoing investments. They won't go away, although what we've said is we think we'll grow into those investments and thus, we'll begin to see margin expansion late this year. We've been pretty consistent about that and

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now I think we should see margin expansion in '08 as well. So we're staying with our target, 30 to 50 basis points per year. We think that's a good target for us and we can accomplish that.

We haven't done that so far this year, but we've been pretty forthright that it was due to those same investments you alluded to in your question. And I think going forward; we would now expect to see margin expansion again start to occur beginning in the fourth quarter of this year and moving on into '08. It's a little hard for us to give you more guidance than that at this point because we're in our budget process right now.

Derek Leckow: Well, that's helpful. I think that it's important that we're going to see the rebound in Q4 in internal growth and that helps leverage some of those costs. And then, for next year, we could set that kind of gauge, what the level of increase would be in SG&A spending. It sounds like it will be more constant with this year as opposed to any kind of decrease.

Bret Wise: Yes, I don't think you'll see it go down, but it may not grow as fast as it has in the past and thus, we'll get more leverage out of that line on the income statement.

Derek Leckow: OK, great. And my last question is on the orthodontics business. You're still growing double-digits here, even despite a seasonally weaker period. And, I'm wondering, is this because self-ligating brackets are now becoming standard of care or are you still seeing that as a premium technology that people trade up to? What's the status of self-ligation out in the marketplace?

Chris Clark: Yes, Derek, it's Chris. We continue to see the self-ligating category grow and we continue to gain market share in that category. And obviously, as we've chatted previously, it's a significant premium price.

Our Innovation-C product in particular, which is the all-ceramic self-ligating bracket, continues to have very strong demand and that's really one of the key drivers in terms of the business results we're seeing.

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Derek Leckow: And what level of penetration would you estimate that you currently have with that product?

Chris Clark: I think we've got a long way to go yet, to be quite frank. Again, self-ligating is the minority in terms of the units in the market and we've had a very good introduction and we're getting not only upgrade from traditional bracket cases, but also gaining more competitive market share. Yes, we're early in the game on this one. I think this will continue to be a growth area for us, a growth product for us, as we look to 2008 and beyond.

Derek Leckow: Well, the trade-off for the end-user is a third less time in terms of treatment time, but probably 50 percent higher cost. Is that how I should think about that?

Bret Wise: Yes. I think that for the patient and the orthodontist, of course, you get accelerated treatment time by about a third from the self-ligation. You're right about that. And we've been able to do that for some time using an all metal bracket. The real key to Innovation-C is that it's a highly esthetic bracket, so the patients love it. It doesn't sacrifice function or speed of treatment, so the clinician gets what they want. And it's had very great success into the marketplace. The opinion leaders like it, the doctors like it, and the patients like it. So, as Chris said, we think it has a long way to run.

Derek Leckow: OK, thank you very much.

Bret Wise: Thank you.

Regina: And we have a follow-up question with Brandon from Bank of America Securities.

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Brandon Couillard: Hey, thanks for taking my question, a conceptual one I guess on amalgam. Should we be focused on this issue as a potential driver for the Company and do you perceive any upcoming legislative events or otherwise it may catalyze the transition from amalgam to composites in your restorative product line?

Bret Wise: That's a very good question and we've seen a slow trend of conversion from amalgam restorations to all composite restorations for a number of years. Occasionally, meaning every couple of years, there seems to be something raised that challenges whether we should be using amalgam, as an industry, because of the mercury content within amalgam. But it's encapsulated in the amalgam. Nevertheless, amalgam is still a very good product. My back teeth are full of them and they've been there for 35 years and they're still functioning great. We believe amalgam will be around for some time, although this slow, but constant conversion to composites should probably continue and that is an opportunity for us because our revenue generation per filling, per se is much higher with a composite than it is with an amalgam.

So I think that will aid the industry and aid us, but it's going to be a slow and consistent conversion. I don't see it being a one-time event where amalgams just go away.

Brandon Couillard: Thanks.

Bret Wise: OK, thank you.

Regina: And it appears we have no further questions at this time, but I would like to give the audience one additional opportunity. If you do have a question or comment, please press star one now and we'll pause for a moment.

And there are no further questions at this time, Mr. Wise, so I'd like to turn the conference back over to you for closing remarks.

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Bret Wise: OK, thank you, Regina. Thank you for joining us today for our third quarter report. We feel really good about our performance through the first three quarters of 2007 and we also feel like we're making good progress on our long-term strategic initiatives. Thank you again for your time this morning and we look forward to updating you on our progress as we move into 2008. Thank you.

Regina: Thank you. That does conclude today's conference call. We thank you all for your participation. Have a great day.

END